EXHIBIT 5.1




                                              November 1, 2001




U.S. Bancorp
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

Ladies and Gentlemen:

     I am Deputy General Counsel of U.S. Bancorp, a Delaware corporation (the "Company"), and have acted in such capacity in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of $1,483,179,000 aggregate principal amount at maturity of the Company's Contingent Zero-Coupon Accreting Redeemable Securities (CZARS) (Convertible Senior Notes) due 2021 (the "Notes") and 35,808,390 shares of common stock, par value $.01 per share (the "Shares"), issuable upon conversion of the Notes. The Notes were issued, and upon conversion of the Notes the Shares will be issued, pursuant to a supplemental indenture, dated as of August 6, 2001 (the " Supplemental Indenture"), to the Indenture, dated as of October 1, 1991 (the "Base Indenture" and, together with the Supplemental Indenture, the "Indenture") between the Company and Citibank, N.A., as trustee (the "Trustee"). The Notes and the Shares issuable upon conversion thereof are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders").

     I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as I have



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deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance and, when issued and delivered upon such conversion in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     I am a member of the Bar of the State of Ohio and I do not express any opinion herein concerning any law other than the law of the State of Ohio, the Federal Law of the United States and the Delaware General Corporation Law.

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     I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,



                                        /s/ Jennie P. Carlson
                                        ------------------------------------
                                        Jennie P. Carlson
                                        Executive Vice President,
                                        Deputy General Counsel and Secretary